UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 3, 2004
Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 3, 2004, Discovery Laboratories, Inc. (the “Company”) and Laboratorios del Dr. Esteve S.A. (“Esteve”) entered into an Amended and Restated Sublicense and Collaboration Agreement (the “Collaboration Agreement”); an Amended and Restated Supply Agreement (the “Supply Agreement”); and a Common Stock Letter Agreement (the “Common Stock Letter Agreement”). In entering into these three agreements, the Company and Esteve restructured their strategic alliance for the development, marketing and sales of the Company’s products in Europe and Latin America. The Company’s press release announcing the restructured strategic alliance is attached hereto as Exhibit 99.1.

Collaboration Agreement

In amending the Collaboration Agreement, the Company regained full commercialization rights for its surfactant replacement therapy (“SRT”) products including Surfaxin, for Respiratory Distress Syndrome (“RDS”) and Acute Respiratory Distress Syndrome (“ARDS”) in Central America, South America and most countries in Europe. Esteve retained the commercialization rights for Andorra, Greece, Italy (including the Republic of San Marino and the Vatican City), Portugal, and Spain (collectively, the “Licensed Territory”). In consideration for regaining commercial rights for such markets, (i) the Company issued to Esteve 500,000 shares (the “Shares”) of common stock, par value $.001 per share, of the Company (“Common Stock”) for no cash consideration and (ii) the Company agreed to pay to Esteve 10% of cash up-front and milestone fees (not exceeding $20 million in the aggregate) that the Company may receive in connection with any future strategic collaborations for the development and commercialization of Surfaxin for RDS, ARDS or certain of the Company’s SRT products in the territory for which the Company had previously granted a license to Esteve.

The Company granted to Esteve rights to additional potential SRT products in the Company’s pipeline, including: (i) the Company’s neonatal intensive care unit SRT pipeline including Surfaxin for RDS and Bronchopulmonary Dysplasia, SRT for Meconium Aspiration Syndrome and aerosol formulations for Neonatal Respiratory Failures administered through nasal continuous positive airway pressure; and (ii) the Company’s Hospital SRT pipeline including Surfaxin for ARDS, and aerosol formulations for Acute Lung Injury, Asthma and Chronic Obstructive Pulmonary Disease. In addition, the Company granted to Esteve the right to practice the methods which relate to the development or therapeutic use of such licensed products which are proprietary to the Company or with respect to which the Company has the power or right to grant such license.

Subject to prior termination as provided in the Collaboration Agreement, Esteve’s exclusive right of first negotiation regarding the right to license future products developed by the Company in the territory has been amended so as to be limited to a maximum of two future products. The term for such right of first negotiation has been extended until December 3, 2009. In addition, the Collaboration Agreement specifies that any such future collaborative agreements would provide for suitable up-front cash payments and cash milestones and shared responsibility for clinical development work and expenses related to the new technology. Esteve would be responsible for customary commercialization activities and costs associated with any such future products and the Company would be responsible for the manufacture of any such future products.

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Primarily upon attainment of marketing regulatory approvals from the European Agency for the Evaluation of Medicinal Products (“EMEA”) for the covered SRT products, Esteve shall pay to the Company certain specified cash amounts. Esteve will contribute to Phase 3 clinical trials for the covered SRT products, by conducting and funding development performed in the Licensed Territory.

Several committees comprising three representatives from each of Esteve and the Company will be responsible for managing and overseeing the relationship between the parties. The overall strategic relationship between Esteve and the Company will be managed and governed by a steering committee, while a development committee will oversee the development in the Licensed Territory of the products licensed to Esteve and a commercialization committee will oversee the commercialization in the Licensed Territory of such products.

Supply Agreement

Pursuant to the Supply Agreement, Esteve will pay to the Company a transfer price on sales of Surfaxin and other SRT products greater than the transfer price provided for prior to the amendment. The Company will be responsible for the manufacture and supply of all of Esteve’s product requirements under the Supply Agreement, including Surfaxin. Esteve will be responsible for all sales and marketing in the Licensed Territory.

Common Stock Letter Agreement

Pursuant to the Common Stock Letter Agreement, the Company issued the Shares to Esteve in consideration for Esteve’s agreement to enter into the Collaboration Agreement. During the term of the Collaboration Agreement, Esteve has agreed: (i) that it will not purchase or become the beneficial owner of any shares of Common Stock which would result in Esteve and its affiliates beneficially owning more than nineteen percent (19%) of the issued and outstanding shares of Common Stock and (ii) that it will not knowingly sell the Shares to a person or entity which actively sells, distributes, markets, develops, or produces a pharmaceutical product which directly competes with the Company. Esteve will have up to two “demand” registration rights that require the Company to register the Shares for resale under the Securities Act of 1933 (the “Securities Act”). In addition, subject to certain limitations, Esteve has customary “piggyback” rights to include the Shares in other registrations of securities filed by the Company for resale under the Securities Act. Until the earlier of such time as Esteve beneficially owns less than 1.5% of the issued and outstanding shares of Common Stock of the Company or the completion of the Company’s annual meeting of shareholders for the calendar year 2006, Esteve has agreed to vote in favor of all persons nominated by the then current Board of Directors for election to the Board of Directors and otherwise in accordance with the recommendations of the Board of Directors with respect to any issues other than those relating to the agreements between the Company and Esteve.

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Esteve is a significant shareholder of the Company and Antonio Esteve, Ph.D., Director of Scientific and Commercial Operations of Esteve, serves as a member of the Company’s Board of Directors.

Item 3.02.    Unregistered Sales of Equity Securities.

As described in Item 1.01, the Company entered into a Common Stock Letter Agreement with Esteve on December 3, 2004, pursuant to which the Company has issued the Shares to Esteve for no additional consideration. The Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. As a result of the issuance of the Shares, the Company expects to take a charge against earnings equal to approximately $4.2 million for the fourth quarter of fiscal 2004. The Shares were issued to Esteve in a private transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 8.01.    Other Events.

On December 7, 2004, the Company issued a press release to announce preliminary data from its Surfaxin Phase 2 clinical trial for the treatment of ARDS in adults. The full text of the press release is set forth in Exhibit 99.2 hereto.

Item 9.01.    Financial Statements and Exhibits.

(c)	Exhibits:

	99.1	Press Release dated December 7, 2004.

	99.2	Press Release dated December 7, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ Robert J. Capetola
Name: Robert J. Capetola, Ph.D.
Title: President and Chief Executive Officer

Date: December 9, 2004

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